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                                                                     Exhibit 4.2

                        STOCK PURCHASE WARRANT AGREEMENT

      This STOCK PURCHASE WARRANT AGREEMENT (the "Agreement"), dated as of March 29, 2002 by and between Conseco, Inc., an Indiana corporation (the "Company"), and SS&C Technologies, Inc., a Delaware corporation ("SS&C").

                                    RECITALS

      WHEREAS, the Company and/or certain of its affiliates have significant business relationships with SS&C, including the license of software from SS&C and the use of certain consulting services;

      WHEREAS, to reflect such business relationship, on May 24, 2001, the Board of Directors of SS&C authorized the grant of a five-year warrant for the Company to purchase 60,000 shares of SS&C's common stock at an exercise price of $7.00 per share; and

      WHEREAS, the parties desire to set forth herein their agreement regarding the terms and conditions of the warrant, consistent with the action of the Board of Directors of SS&C. NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      I.    GRANT OF WARRANT.

            (a) Subject to the terms of this Agreement, SS&C hereby grants to the Company the right, option and warrant (the "Warrant") to purchase Sixty Thousand (60,000) shares (the "Warrant Shares") subject to adjustment as provided herein, of the common stock, par value $.01 per share, of SS&C (the "Common Stock") for Seven Dollars ($7.00) per share (the "Exercise Price"), subject to adjustment as provided herein.

            (b) The Warrant is fully vested and fully exercisable as of the date hereof, and the Company may exercise the Warrant in whole or in part from time to time up to March 29, 2007 (the "Expiration Date"). On and after the Expiration Date, the Warrant shall automatically terminate and be null and void and of no further effect, and thereafter the Company may not purchase any Warrant Shares hereunder.

      2.    EXERCISE OF WARRANT; ISSUANCE OF SHARES.

            (a) To exercise the Warrant in whole or in part, the Company shall give written notice to SS&C ("Exercise Notice") to that effect not later than the Expiration Date. The Exercise Notice shall (i) specify the number of Warrant Shares to which the exercise relates (which number may not be fewer than five thousand (5,000) Warrant Shares for each exercise), and (ii) be accompanied by the payment of the aggregate Exercise Price (being the number of Warrant Shares being exercised multiplied by the Exercise Price then in effect), as set forth in Section 2(b). In connection with each exercise, the SS&C shall be entitled to require that the Company pay the amount of any applicable taxes, including issue or transfer taxes, if any, required to be paid in connection therewith.
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            (b) At its option, the Company may pay the aggregate Exercise Price for any given exercise of Warrant Shares by either of the following methods, or any combination thereof. (i) in cash, by check or wire transfer to an account specified by SS&C, and (ii) with Exchange Shares, as defined below. As used herein, "Exchange Shares" means that number of Warrant Shares specified by the Company in its Exercise Notice that the Company directs SS&C to retain and not issue to the Company. Each Exchange Share shall be equal in value to the closing price of the Common Stock on the Nasdaq Stock Market as of the date of the Exercise Notice. The number of Warrant Shares issued to the Company in connection with any exercise, as set forth in Section 2(c), shall be reduced by the number of Exchange Shares, and the Exchange Shares also shall reduce the number of Warrant Shares available for any future exercise.

            (c) After receiving a properly completed Exercise Notice and payment for the Warrant Shares exercised, SS&C shall issue to the Company a stock certificate for the number of Warrant Shares purchased pursuant to each Exercise Notice, net of any Exchange Shares. Each such certificate shall bear a restrictive legend to the effect that the shares of Common Stock evidenced by the certificate were issued in a transaction that was not registered pursuant to the Securities Act of 1933, as amended (the "1933 Act") or any state securities laws, and may not be resold unless pursuant to a transaction that has been registered under the 1933 Act, pursuant to an exemption from registration, or pursuant to Rule 144 of the Securities and Exchange Commission (the "SEC").

      3.    ASSIGNMENT.

      The Company may not assign or transfer this Agreement in whole or in part, nor assign or transfer any interest in the Warrant in any form of transaction or other means without the prior written consent of SS&C which may be granted or withheld in its sole discretion. Notwithstanding the foregoing, SS&C agrees that it will consent to any assignment or transfer by the Company of the Warrant, in whole or in part, to any entity controlled by the Company. For purposes hereof, "control" means the ownership of more than fifty percent (50%) of the equity or other voting securities of an entity, entitling the holder thereof to elect a majority of the directors of such entity, or if such entity is not a corporation, the persons who may direct the management and affairs of such entity.

      4.    ADJUSTMENTS.

            (a) If there is any change in the Common Stock through the declaration of a stock dividend, a stock split, or a combination or exchange of Common Stock, or otherwise, SS&C shall appropriately adjust the number or class of Warrant Shares, as well as the Exercise Price. No fractional shares of Common Stock shall be issuable due to any action aforesaid, and the aggregate number of Warrant Shares then covered by this Agreement when changed as a result of such action shall be adjusted to the largest number of whole Warrant Shares resulting from such action. The Company shall not be entitled to any cash or other payment for any fractional Warrant Share that may result.

            (b) If SS&C (1) effects a reorganization, (2) consolidates with or merges into any other person, or (3) transfers all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of SS&C within 24 months from the date of such transfer (any such transaction being referred to as a "Reorganization") then, in each such case, the holder of the Warrant at any time after the consummation or effective date of such Reorganization, shall receive, in lieu of the Warrant Shares, the stock and other securities
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and property (including cash) to which such holder would have been entitled, if such holder had so exercised the Warrant immediately prior thereto (all subject to further adjustment thereafter as provided in subsection (a)).

      5.    NO REGISTRATION OF WARRANT SHARES: DISCLOSURES.

            (a) The Company understands and agrees that (i) the issuance of Warrant Shares to the Company upon the exercise of the Warrant will not be registered by SS&C under the 1933 Act in reliance on an exemption therefrom for transactions not involving any public offering; (ii) that such securities have not been approved or disapproved by the SEC or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Company; and (iii) the Warrant Shares acquired upon exercise of the Warrant may not be sold or transferred by the Company except pursuant to an effective registration statement under the 1933 Act, or an available exemption from registration. SS&C shall have no obligation to register any transaction for the Company's sale of the Warrant Shares under the 1933 Act or under any state securities laws.

            (b) The Company further acknowledges that SS&C is a public company whose shares of Common Stock are registered pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and that SS&C files annual and periodic reports with the SEC under the 1934 Act. The Company has had an opportunity to review publicly available information about SS&C and to ask questions of and receive answers from SS&C, or a person or persons acting on its behalf, concerning the terms and conditions pertaining to the Warrant, which questions have been answered to the full satisfaction of the Company. SS&C has made no representations or warranties regarding SS&C, its business, financial condition or otherwise, except as disclosed in such public filings and press releases.

      6. REPRESENTATIONS AND WARRANTIES OF SS&C. SS&C hereby represents and warrants to the Company as follows:

            (a) SS&C is a corporation duty organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted.

            (b) SS&C has the requisite corporate power and authority to deliver this Agreement and perform its obligations herein. SS&C has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform its obligations herein. This Agreement is a valid, legal and binding obligation of SS&C enforceable against SS&C in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

            (c) The Warrant Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized validly issued, fully paid and non-assessable.

      7. REPRESENTATIONS AND WARRANTS OF THE COMPANY. The Company hereby represents and warrants to SS&C as follows:
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            (a) The Company is a corporation duly organized, validly existing and in good standing Linder the laws of the State of Indiana, having full power and authority to own its properties and to carry on its business as conducted.

            (b) The Company has the requisite power and authority to deliver this Agreement, and perform its obligations herein. The Company has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform its obligations herein. This Agreement is a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

      8.    GENERAL.

            (a) Each party agrees to execute and deliver any and all farther documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out the terms of this Agreement.

            (b) This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

            (c) Except as otherwise expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

            (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document.

            (e) All notices and other communications provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the person to be notified, postage prepaid, and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Notices given or served pursuant hereto shall be effective upon receipt by the person so notified. All notices shall be sent to or made at, and all payments hereunder shall be made at, the address or number given below for the parties (or such other address or number as that person may specify by notice to the other party in the manner specified in this paragraph):
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      If to the Company

      Conseco, Inc.
      11825 North Pennsylvania Street
      Carmel, Indiana 46032
      Attention: General Counsel
      Fax: (317) 817-6327

      If to SS&C:

      80 Lamberton Road
      Windsor, Connecticut 06095
      Attention: President
      Fax: (860) 298-4969.

            (f) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral and written communications with respect thereto. Any modification to this Agreement must be in writing, and no modification or waiver shall be inferred in the absence of a written instrument signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

                                                CONSECO, INC.



                                          By:   _____________________________
                                                Name:
                                                Its:



      SS&C TECHNOLOGIES, INC.



By:   _____________________________
      Name:
      Its: